Exhibit 99.1

CTT ANNOUNCES SETTLEMENT WITH FORMER EMPLOYEE
IN OSHA MATTER

Fairfield, CT - (June 27, 2005) - Competitive Technologies, Inc. (AMEX: CTT) announced today that it has reached a settlement with Wil Jacques, its former VP Marketing & Technology Commercialization in regard to his OSHA claim against CTT; and, that the settlement has been approved by the Administrative Law Judge presiding over the case. The terms of the settlement agreement, which provide for a complete resolution of all disputes between the parties, are confidential.

“The breakthrough in discussions occurred when CTT approached Wil about the possibility of providing CTT with consulting services which could be of use to CTT and its clients,” said Paul A. Levitsky, CTT’s VP and General Counsel. “The resulting settlement thus provides both parties with distinct advantages.”

In part, the agreement calls for Mr. Jacques to utilize his experience in market research and analysis in support of CTT projects, through his consulting company Emanus, LLC, on a go-forward basis. CTT, in turn, will then be able to utilize its other resources in growing the business in accordance with its new management direction.

Mr. Jacques commented, “I am pleased to be working with CTT on a consulting basis, and believe this is a win-win situation.”

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT’s website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words “anticipate,”“believe,”“intend,”“plan,”“expect,”“estimate,”“approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the SEC on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.	E-mail: jdjohnson@strategic-ir.com
	Tel. (212) 754-6565; Fax (212) 754-4333	E-mail: ctt@competitivetech.net